Exhibit (a)(1)(A)
QUALTRICS INTERNATIONAL INC.
333 WEST RIVER PARK DRIVE
PROVO, UTAH 84604
OFFER TO EXCHANGE
CERTAIN OUTSTANDING FIXED VALUE RIGHTS
FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF
CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.
AND
CERTAIN OUTSTANDING CASH-SETTLED RESTRICTED STOCK UNITS
FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF
CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.
August 12, 2021

QUALTRICS INTERNATIONAL INC.
SUMMARY TERM SHEET — OVERVIEW
OFFER TO EXCHANGE CERTAIN OUTSTANDING FIXED VALUE RIGHTS
FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF
CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.
AND
CERTAIN OUTSTANDING CASH-SETTLED RESTRICTED STOCK UNITS
FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.
This offer and withdrawal rights will expire at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), unless extended

Qualtrics International Inc. (the “Company,” “Qualtrics,” “we,” “us” or “our”) is offering Eligible Employees (as defined below) a one-time opportunity to exchange (sometimes referred to as “tender”) all of such employees’ outstanding Fixed Value Rights that vest on or after October 1, 2021 for Qualtrics RSUs, and to exchange all of such employees’ Existing RSUs that vest on or after October 1, 2021 for Qualtrics RSUs. Qualtrics is making the offer upon the terms and subject to the conditions set forth in the Offering Memorandum (the “Offering Memorandum”) and in the related Terms of Election that is available through the Election Site for the Qualtrics Exchange Program (the “Election Site”) at the unique link sent to each Eligible Employee via email from Qualtrics on the date hereof (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The terms “Fixed Value Right,” “Existing RSU” and “Qualtrics RSU” are defined under “Summary Term Sheet—Questions and Answers.”
For purposes of this Offer, “Eligible Employees” means employees of QAL Technologies Pty Ltd, a proprietary limited company organized in Australia and a subsidiary of Qualtrics (“QAL”), on the date hereof who hold Fixed Value Rights and/or Existing RSUs that vest on or after October 1, 2021 and who have not previously been offered the opportunity to exchange outstanding Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs. To remain eligible to tender Fixed Value Rights and/or Existing RSUs for exchange and cancellation and receive Qualtrics RSUs pursuant to this Offer, you must continue to be an employee of QAL or Qualtrics or one of its other subsidiaries on and from the date hereof through the expiration of this Offer at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), or such later date to which this Offer may be extended (such date, as it may be extended, the “Expiration Date”) and also through the time and date on which the Qualtrics RSUs are granted (such time and date, the “Grant Date”). The Grant Date will be on or promptly following the date we accept Fixed Value Rights and/or Existing RSUs tendered for exchange in this Offer, which we expect will be on or promptly following the Expiration Date.
If you choose to participate in this Offer and tender your Existing RSUs for Qualtrics RSUs and we accept your fully tendered Existing RSUs, the number of Qualtrics RSUs you receive will be based on an exchange ratio of 4.2734 (the “Exchange Ratio”). If you choose to participate in this Offer and tender your Fixed Value Rights for Qualtrics RSUs and we accept your fully tendered Fixed Value Rights, the number of Qualtrics RSUs you receive will be determined by dividing the cash value of your Fixed Value Right by $30.00 (the “Qualtrics IPO Stock Price” and such quotient, the “Exchange Quotient”). The number of Qualtrics RSUs that you receive in this Offer will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.
Investment in shares involves a degree of risk. See the “Risk Factors” section of this Offer to Exchange beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs. You should consider, among other things, these risks and uncertainties before deciding whether or not to participate in this Offer.
Shares of our Class A common stock are quoted on the Nasdaq Global Select Market under the symbol “XM.” On August 11, 2021, the closing price of our Class A common stock as reported on Nasdaq was $43.80 per share. We recommend that you obtain current market quotations for our Class A common stock and SAP ordinary shares before deciding whether to participate in the Offer.
You should direct questions about this Offer or requests for assistance (including requests for additional or paper copies of this Offer to Exchange, the related Terms of Election or the Offering Memorandum) by email to legal-equity@qualtrics.com.
Also see Section 15 of the Offering Memorandum (“Additional Information”) on page 28 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

IMPORTANT
If you choose to participate in the Offer, you must make your election to tender online through the Election Site at the unique link sent to you via email from Qualtrics on the date hereof before 11:59 p.m. Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), or such later date as may apply if the Offer is extended.
You are responsible for properly submitting and completing your election online through the Election Site before the Expiration Date. If you wish to change or withdraw any election previously made by you, you may do so only prior to the Expiration Date by changing your election to tender online through the Election Site at the original link that is emailed to you.
You do not need to return your award agreements for your Fixed Value Rights and/or Existing RSUs to be cancelled and exchanged in the Offer. We will provide you with a written confirmation of the cancellation of any such rights and RSUs along with a RSU agreement for your Qualtrics RSUs shortly following the grant of your Qualtrics RSUs.
Tendering Fixed Value Rights and/or Existing RSUs for exchange, and receiving Qualtrics RSUs pursuant to the Offer, does not confer upon you any right to remain an employee of QAL or Qualtrics or any of its other subsidiaries. The terms of your employment with QAL remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of QAL or Qualtrics or one of its other subsidiaries until the Grant Date or thereafter. If you voluntarily terminate your employment with QAL or Qualtrics or one of its other subsidiaries, as applicable, or if QAL or Qualtrics or one of its other subsidiaries, as applicable, terminates your employment for any reason before the Grant Date, even if you tendered Fixed Value Rights and/or Existing RSUs for exchange in the Offer prior to your termination, the tender will not be accepted and your Fixed Value Rights and/or Existing RSUs will not be exchanged for Qualtrics RSUs.
The information contained in this Offer to Exchange document and other related documents is general information only. It is not advice or information that takes into account your objectives, financial situation and needs. This information is provided by Qualtrics to ensure compliance of the Offer with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001, and to help Eligible Employees make an informed investment decision about participating in the Offer. None of this Offer to Exchange, the Offering Memorandum, the Terms of Election or any other related documents is a prospectus for the purposes of the Corporations Act 2001. Eligible Employees should not rely upon any oral statements made in relation to the Offer, and should instead rely only upon this Offer to Exchange, the Offering Memorandum, the Terms of Election and the related documents when considering participation in the Offer.
Although the Board of Directors of Qualtrics (the “Board”) has approved the Offer, neither we nor the Board makes any recommendation as to whether you should participate, or refrain from participating, in the Offer with respect to any of your Fixed Value Rights and/or Existing RSUs. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Offer. You should also consider obtaining your own financial product advice from an independent person who is licensed by the ASIC to give such advice.
Neither the U.S. Securities and Exchange Commission (the “SEC”), the ASIC, nor any other federal or state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.
WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND

REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION ON THE ELECTION SITE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY QUALTRICS.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
OFFER TO EXCHANGE FIXED VALUE RIGHTS AND/OR EXISTING RSUS FOR QUALTRICS RSUS
The following summary term sheet is in question and answer format and is provided to address some of the questions that you may have about this Offer. We urge you to read carefully the entirety of this Offer to Exchange, including this Summary Term Sheet, the Offering Memorandum and the Terms of Election. We have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

What are some key terms used in this Offer?
The following key terms relate to the awards that you currently hold and which you may elect to tender in this Offer:
•“Existing RSUs” means the Post-2018 Variable Awards and the SAP Plan Awards.
•“Fixed Value Right” means (x) a right granted by Qualtrics prior to January 1, 2018 that is now represented by a fixed value right to receive an amount in cash equal to $34.9968272 or (y) a right granted by Qualtrics that is now represented by a fixed value right to receive an amount in cash equal to $34.9968272 less the exercise price that applied to the right at the time of the grant, in each case which vests on or after October 1, 2021.
•“Post-2018 Variable Award” means a right granted by Qualtrics on or after January 1, 2018 that is now represented by a right to receive an amount in cash that is linked to the value of SAP Stock as of the applicable vesting date.
•“SAP” means SAP SE, a multinational corporation that is headquartered in Walldorf, Germany.
•“SAP Plan Award” means a right granted by SAP as part of the “Move SAP Plan” or “Grow SAP Plan” to receive an amount in cash that is linked to the value of SAP Stock as of the applicable vesting date.
•“SAP Stock” means SAP Ordinary Shares, without nominal value.
The following key terms relate to the awards that you will receive if you choose to tender your Fixed Value Rights and/or Existing RSUs:
•“2021 Plan” means the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan.
•“Qualtrics RSUs,” which you will receive in exchange for your tendered Fixed Value Rights and/or Existing RSUs, means the right to receive shares of Qualtrics Stock in the future, subject to certain vesting conditions and other terms and conditions set forth in the 2021 Plan, the applicable award agreement and the other relevant agreements and governing documents.
•“Qualtrics Stock” means Qualtrics Class A common stock, par value $0.0001 per share.
Why is Qualtrics conducting this Offer?
In connection with its 2019 acquisition of Qualtrics, SAP America, Inc., a wholly owned subsidiary of SAP, granted awards that are now Fixed Value Rights and Existing RSUs to employees of Qualtrics and its subsidiaries. In addition, SAP granted to its employees, including employees of Qualtrics and its subsidiaries, Existing RSUs subject to the terms of the “Move SAP Plan” and “Grow SAP Plan.” These awards are a key component of employee compensation and serve to align the interests of employees and stockholders and further enhance stockholder value. In connection with our initial public offering in January 2021 (the “IPO”), Qualtrics conducted a voluntary exchange offer pursuant to which Qualtrics offered its eligible employees the ability to exchange their existing Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs (the “IPO Exchange Offer”), but due to Australian laws and regulations, certain employees of QAL were unable to participate in the IPO Exchange Offer. Unless otherwise provided herein, such employees of QAL are now eligible to participate in this Offer. In addition, in connection with the IPO, Qualtrics assumed all obligations for Fixed Value Rights and Existing RSUs.

Now that Qualtrics is an independent public company, Qualtrics has the ability to more directly tie Qualtrics employee incentives to Qualtrics’ results and provide employees of Qualtrics and its subsidiaries a more meaningful incentive to enhance Qualtrics’ stockholder value. Qualtrics is therefore undertaking this Offer to allow Eligible Employees to exchange their Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs in a manner designed to generally retain the terms and intrinsic value of the tendered awards. This Offer is being undertaken for compensatory purposes as a means to retain and motivate employees of QAL and encourage such employees to remain in the service of Qualtrics by allowing such employees to share directly in the value they create at Qualtrics.
See Section 2 of the Offering Memorandum (“Purpose of the Offer; Additional Considerations”) for more information.
Who is eligible to participate in this Offer?
Only Eligible Employees are eligible to participate in this Offer. An “Eligible Employee” is an employee of QAL on the date hereof who holds Fixed Value Rights and/or Existing RSUs that vest on or after October 1, 2021, who continues to be an employee of QAL or Qualtrics or one of its other subsidiaries through the expiration of this Offer and through the Grant Date, and who have not previously been offered the opportunity to exchange outstanding Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
What awards are we offering to exchange?
Qualtrics is offering Eligible Employees a one-time opportunity to exchange all such employees’ Fixed Value Rights and/or Existing RSUs that vest on or after October 1, 2021 for Qualtrics RSUs.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
If I elect to tender for exchange Fixed Value Rights and/or Existing RSUs, will my elections affect other components of my compensation?
No.
How do I find out how many Fixed Value Rights I have and/or how many Existing RSUs I have?
You can at any time access current information about your Fixed Value Rights, your Post-2018 Variable Awards and/or your SAP Plan Awards by going to https://shareworks.solium.com/.

How many Qualtrics RSUs will I receive in exchange for my tendered Existing RSUs?
The number of Qualtrics RSUs that you will receive in exchange for your Existing RSUs will be determined by multiplying the number of Existing RSUs that you tender by the Exchange Ratio of 4.2734. The number of Qualtrics RSUs that you receive in this Offer will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.

See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.

How many Qualtrics RSUs will I receive in exchange for my tendered Fixed Value Rights?
The number of Qualtrics RSUs that you will receive in exchange for your Fixed Value Rights will be calculated based on the Exchange Quotient. The Exchange Quotient will be determined by dividing the cash value of the Fixed Value Right as of the date of the exchange by the Qualtrics IPO Stock Price. The number of Qualtrics RSUs that you receive in this Offer will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.

See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
What is the Exchange Ratio and how was it calculated?
The Exchange Ratio, which will be used for the conversion of your Existing RSUs, is 4.2734. The Exchange Ratio is a fraction, the numerator of which is $128.2018, which was the average of the volume weighted average price of SAP Stock on Xetra for the final five full trading days prior to the January 27, 2021, the expiration of the IPO Exchange Offer, and the denominator of which is $30.00 (the “Qualtrics IPO Stock Price”), which was the initial public offering price of Qualtrics Stock. For example, if you tendered 1,000 Existing RSUs, you would receive 4,273 Qualtrics RSUs, with the same (subject to the effects of rounding for fractional amounts) aggregate intrinsic value in exchange.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
How will the Exchange Quotient be calculated?
The Exchange Quotient, which will be used for the conversion of your Fixed Value Rights, will be determined by dividing the cash value of your Fixed Value Right as of the date of the exchange by the Qualtrics IPO Stock Price. Therefore, if you have Fixed Value Rights with an aggregate value of $3,000, the Exchange Quotient will be 100 and you will receive 100 Qualtrics RSUs, with the same (subject to the effects of rounding for fractional amounts) aggregate intrinsic value in exchange.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
Must I tender Fixed Value Rights and/or Existing RSUs for exchange in this Offer?
No. Whether or not you tender Fixed Value Rights and/or Existing RSUs for exchange in this Offer is solely your decision and completely voluntary.
What happens to Fixed Value Rights and/or Existing RSUs that I choose not to tender or that are not accepted for exchange in this Offer?
Nothing. If you choose not to tender any Fixed Value Rights and/or Existing RSUs, or if your Fixed Value Rights and/or Existing RSUs are not accepted for tender, your Fixed Value Rights and/or Existing RSUs will remain outstanding and will vest and be paid out pursuant to their existing terms. Any Existing RSU that is an SAP Plan Award will remain subject to the terms of the “Move SAP Plan” or “Grow SAP Plan”, as applicable, in accordance with the terms of the applicable award.
If I choose to tender Fixed Value Rights and/or Existing RSUs for exchange in this Offer, do I have to tender all of my Fixed Value Rights and/or Existing RSUs?

Yes. In order to tender Fixed Value Rights and/or Existing RSUs, you must tender all outstanding Fixed Value Rights and/or Existing RSUs on an “all or none basis.” Qualtrics is not accepting (x) partial tenders of Fixed Value Rights and/or Existing RSUs or (y) tenders of one type of award without tenders of the other.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.

Will the terms and conditions of my Qualtrics RSUs be the same as the terms and conditions of the Fixed Value Rights and/or Existing RSUs that I tender?
No. Qualtrics RSUs are a different type of award than Fixed Value Rights and Existing RSUs, both of which settle in cash. A Qualtrics RSU is the right to receive shares of Qualtrics Stock in the future. Therefore, unlike the Fixed Value Rights, but similar to the Existing RSUs in relation to SAP stock, a Qualtrics RSU will have a value equal to the then current price of a share of Qualtrics Stock. Once a share of Qualtrics Stock subject to a Qualtrics RSU is delivered to you following the vesting of the Qualtrics RSU, you can either keep it as a share of stock or sell it for cash. The value of a share of Qualtrics Stock may fluctuate over time and, as a result, the value of a Qualtrics RSU versus a Fixed Value Right or Existing RSU at the time of the exchange may not be the same as at the time when a Qualtrics RSU vests or when a share of Qualtrics Stock is sold. We recommend that you consult your own personal tax advisor with respect to the country, state and local tax consequences of keeping or selling any such Qualtrics Stock. In addition, your Qualtrics RSUs will be subject to the terms and conditions of the 2021 Plan, the applicable award agreement and the other applicable agreements and governing documents. We also recommend that you obtain current market quotations for SAP Stock and consider that in connection with the Exchange Ratio and the price of Qualtrics Stock before deciding whether or not to tender your Fixed Value Rights and/or Existing RSUs for exchange.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
When will my Qualtrics RSUs vest?
If you tender Fixed Value Rights and/or Existing RSUs your Qualtrics RSUs will continue to vest in accordance with the vesting schedule of the Fixed Value Rights and/or Existing RSUs they replace.
See Section 1 of the Offering Memorandum (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information.
Example 1. Fixed Value Rights. Assume that an Eligible Employee elects to exchange a Fixed Value Right with a value of $3,000, that was scheduled to vest in accordance with the following schedule: $1,000 was payable on October 1, 2021, $1,000 was payable on October 1, 2022, and $1,000 was payable on October 1, 2023. Assume the Eligible Employee tenders the Fixed Value Right. Based on the Qualtrics IPO Stock Price of $30, the Eligible Employee will receive 100 Qualtrics RSUs. Subject to the Eligible Employee remaining employed by QAL or Qualtrics or one of its other subsidiaries, through each relevant vesting date, the vesting schedule of the Qualtrics RSUs will be as follows: 33 Qualtrics RSUs on October 1, 2021, 33 Qualtrics RSUs on October 1, 2022, and 34 Qualtrics RSUs on October 1, 2023.
Example 2: Existing RSUs. Assume that an Eligible Employee elects to exchange 300 Existing RSUs that were scheduled to vest in accordance with the following schedule: 100 Existing RSUs on March 10, 2021, 100 Existing RSUs on March 10, 2022, and 100 Existing RSUs on March 10, 2023. Assume the Eligible Employee tenders the 300 Existing RSUs and, in accordance with the Exchange Ratio, receives 1,282 Qualtrics RSUs. Subject to the Eligible Employee remaining employed by QAL or Qualtrics or one of its other subsidiaries through each relevant vesting date, the vesting schedule of the Qualtrics RSUs will be as follows: 427 Qualtrics RSUs on March 10, 2021, 427 Qualtrics RSUs on March 10, 2022, and 428 Qualtrics RSUs on March 10, 2023.

How will the shares of Qualtrics Stock that I receive upon the vesting of the Qualtrics RSUs that I receive in the exchange be delivered?
Upon vesting of your Qualtrics RSUs, you may confirm the receipt of your shares of Qualtrics Stock by going to https://shareworks.solium.com/.
If the Qualtrics RSUs that I receive in the exchange vest and the corresponding shares of Qualtrics Stock are delivered, will I be able to freely sell the shares of Qualtrics Stock that I receive?
Qualtrics has filed a registration statement on Form S-8 in order to make the Qualtrics Stock underlying the Qualtrics RSUs freely tradable, except that shares issued to any Eligible Employee who may be deemed to be an “affiliate” of Qualtrics for purposes of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), will be subject to certain trading restrictions imposed by Rule 144. Persons who may be deemed to be affiliates of Qualtrics include individuals or entities that control, are controlled by, or are under common control with Qualtrics and may include the executive officers, directors and significant shareholders of Qualtrics. In addition, sales of the Qualtrics Stock underlying the Qualtrics RSUs may be subject to any trading blackout periods and insider trading policy imposed by Qualtrics.
Will I have to pay taxes if I exchange my Fixed Value Rights and/or Existing RSUs in this Offer?
If you participate in the Offer, as a taxpayer in Australia, please refer to Schedule A of this Offering Memorandum for a description of the tax and social insurance consequences that may apply to you. We recommend that you consult with your own tax advisor to determine the tax consequences to you of this Offer.
Will I have any rights or benefits with respect to Fixed Value Rights and/or Existing RSUs I tender in this Offer?
No. Fixed Value Rights and/or Existing RSUs tendered and accepted for exchange in this Offer will be cancelled, and you will no longer have any rights or benefits under those Fixed Value Rights and/or Existing RSUs.
See Section 5 of the Offering Memorandum (“Delivery of Qualtrics RSUs”) for more information.
If I tender Fixed Value Rights and/or Existing RSUs in this Offer, will I be able to receive other Qualtrics RSU awards before I receive my Qualtrics RSUs?
We intend to grant Qualtrics RSUs to employees from time to time as part of Qualtrics’ regular compensation program. Employees eligible to participate in this Offer will continue to be eligible to receive additional Qualtrics RSUs as part of Qualtrics’ overall compensation program.
What happens if this Offer is not consummated?
If Qualtrics does not accept any Fixed Value Rights and/or Existing RSUs tendered for exchange, you will keep all of your current Fixed Value Rights and/or Existing RSUs and you will not receive Qualtrics RSUs. No changes will be made to your Fixed Value Rights and/or Existing RSUs and they will remain outstanding in accordance with their current terms, including the vesting schedule.
When does this Offer expire? Can this Offer be extended?
This Offer expires at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), unless we extend it.
We may, in our sole discretion, extend this Offer at any time. If this Offer is extended, appropriate notice of the extension will be provided no later than 9:00 a.m., Mountain Time, on the next business day following the previously scheduled Expiration Date.
See Section 13 of the Offering Memorandum (“Extension; Termination; Amendment”) for more information.
How do I tender my Fixed Value Rights and/or Existing RSUs for exchange in this Offer?

In order to validly tender Fixed Value Rights and/or Existing RSUs for exchange in this Offer, you must, prior to 11:59 p.m., Mountain Time (or 3:59 p.m., Australian Eastern Time), on the Expiration Date, make your election to tender online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof.
Qualtrics reserves the right to reject any or all tenders of Fixed Value Rights and/or Existing RSUs that we determine are not in appropriate form or that we determine are unlawful to accept. Qualtrics expects to accept all Fixed Value Rights and/or Existing RSUs that are properly and timely tendered for exchange and not validly withdrawn.
See Section 3 of the Offering Memorandum (“Proper Tender of Fixed Value Rights and/or Existing RSUs”) and Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.
During what period of time may I withdraw previously tendered Fixed Value Rights and/or Existing RSUs?
You may withdraw all (but not less than all) of the Fixed Value Rights and/or Existing RSUs you tendered for exchange at any time before the Expiration Date. To withdraw Fixed Value Rights and/or Existing RSUs tendered for exchange, you must change your election to tender online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof.
Once you have withdrawn previously tendered Fixed Value Rights and/or Existing RSUs, you may re-tender Fixed Value Rights and/or Existing RSUs for exchange prior to the date and time of the expiration of the Offer and only by again following the tender procedures described in this Offer to Exchange.
See Section 3 of the Offering Memorandum (“Proper Tender of Fixed Value Rights and/or Existing RSUs”) and Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.
Can I change my mind and elect not to tender Fixed Value Rights and/or Existing RSUs after I make an election on the Election Site for the Qualtrics Exchange Program?
Yes. If you made an election to tender Fixed Value Rights and/or Existing RSUs on the Election Site for the Qualtrics Exchange Program and you want to withdraw all of the Fixed Value Rights and/or Existing RSUs you marked for tender on the Election Site for the Qualtrics Exchange Program, you may withdraw your tender of such Fixed Value Rights and/or Existing RSUs by changing your election to tender online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof prior to the time this Offer expires. You may only tender for exchange all Fixed Value Rights and/or Existing RSUs that are outstanding and you may only withdraw all of the Fixed Value Rights and/or Existing RSUs you previously tendered for exchange. If you make an election to tender some, but not all, of your Fixed Value Rights and/or Existing RSUs, then your election will not be accepted. If you make an election to tender all, but then elect to withdraw some, but not all, of your Fixed Value Rights and/or Existing RSUs, your election to withdraw will not be accepted and you will still be deemed to have tendered all of your Fixed Value Rights and/or Existing RSUs.
See Section 3 of the Offering Memorandum (“Proper Tender of Fixed Value Rights and/or Existing RSUs”) and Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.
When will I receive my Qualtrics RSUs?
If you participated in the exchange, you will receive a notice from us as soon as practicable after we accept tendered Fixed Value Rights and/or Existing RSUs indicating the number of Fixed Value Rights and/or Existing RSUs you tendered that were accepted for exchange, as well as the number of Qualtrics RSUs that you will receive pursuant to the exchange.
See Section 5 of the Offering Memorandum (“Delivery of Qualtrics RSUs”) for more information.
What do Qualtrics and its Board think of this Offer?
Although the Qualtrics Board has approved this Offer, in light of the unique circumstances of individual Eligible Employees, as well as the risks associated with this Offer described in this Offer to Exchange under “Risk Factors,”

neither Qualtrics’ Board nor its officers or employees makes any recommendation as to whether you should tender or refrain from tendering your Fixed Value Rights and/or Existing RSUs for exchange. You must make your own decision whether to tender Fixed Value Rights and/or Existing RSUs. For questions regarding tax implications or other investment-related questions, you should consult with your own legal, accounting, financial and tax advisors.
Will Qualtrics’ management team tender their awards in this Offer?
Our management team, including all of our executive officers and our founder, were eligible to participate in the IPO Exchange Offer and previously tendered all of their Fixed Value Rights and/or Existing RSUs in the IPO Exchange Offer.
Whom can I talk to if I have questions about my existing Fixed Value Rights and/or Existing RSUs or about this Offer?
You should direct questions about this Offer (including requests for additional or paper copies of the Offer documents and the other information incorporated by reference in this Offer to Exchange and the Offering Memorandum, without charge) by email to legal-equity@qualtrics.com.
How should I decide whether or not to exchange my Fixed Value Rights and/or Existing RSUs?
Qualtrics understands that this may be a difficult decision. There are no guarantees of Qualtrics’ future performance or the future prices of Qualtrics Stock nor of SAP’s future performance or the future prices of SAP Stock. Qualtrics advises you to consult with your financial advisor regarding the relative benefits of tendering your Fixed Value Rights and/or Existing RSUs for exchange and cancellation pursuant to this Offer or holding your Fixed Value Rights and/or Existing RSUs.

Please also review the “Risk Factors” that appear on page 13.

RISK FACTORS
Participation in the Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Fixed Value Rights and/or Existing RSUs in the manner described in the Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the SEC on May 6, 2021, and June 30, 2021, filed with the SEC on August 3, 2021, as well as the other information provided in the Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Fixed Value Rights and/or Existing RSUs. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.
Risks Related to the Offer
You will be subject to different risks if you tender Existing RSUs in the Offer.
If you exchange all of your Existing RSUs, and you do not otherwise own SAP Stock, then you will no longer have an interest in SAP and its possible future growth, but instead you will have an interest in Qualtrics and its possible future growth. As a result, you will be subject exclusively to risks associated with an investment in Qualtrics, including any downside risk, and not risks associated with an investment in SAP.
If you do not exchange your Existing RSUs, then you will continue to have an interest in SAP and its possible future growth and will be subject to the risks associated with an investment in SAP, including any downside risk. However, if you otherwise have or receive shares of Qualtrics Stock, or interests tied to the value of Qualtrics Stock, you will have an interest in Qualtrics and its possible future growth and will be subject to the risks associated with an investment in Qualtrics, including any downside risk.
You will be subject to different risks if you tender Fixed Value Rights in the Offer.
Each of your Fixed Value Rights entitles you to a cash payment equal to a fixed value, $34.9968272 less any applicable exercise price. If you exchange all of your Fixed Value Rights, then you will no longer have an entitlement to a cash payment equal to a fixed value, but instead you will have an interest in Qualtrics and its possible future growth. As a result, you will be subject to risks associated with an investment in Qualtrics, including any downside risk, and the value of your award will not be fixed.
If you do not exchange your Fixed Value Rights, then you will continue to have an entitlement to a cash payment equal to $34.9968272 less any applicable exercise price. However, if you otherwise have or receive shares of Qualtrics Stock, or interests tied to the value of Qualtrics Stock, you will have an interest in Qualtrics and its possible future growth and will be subject to the risks associated with an investment in Qualtrics, including any downside risk.
You may be subject to additional foreign exchange risks if you are Australia residents.
You should be aware that the Australian dollar (“AUD”) value of Qualtrics Stock underlying the Qualtrics RSUs will be affected by the USD/AUD exchange rate. Participation in the Offer involves certain risks related to fluctuations in this rate of foreign exchange.
If the Qualtrics RSUs vest, you may be prohibited from freely selling the shares of Qualtrics Stock that you receive from such vesting for a period of time.
We filed a registration statement on Form S-8 in order to make the Qualtrics Stock underlying the Qualtrics RSUs freely tradable, except that shares issued to any Eligible Employee who may be deemed to be an “affiliate” of Qualtrics for purposes of Rule 144 under the Securities Act will be subject to certain trading restrictions imposed by Rule 144. Persons who may be deemed to be affiliates of Qualtrics include individuals or entities that control, are controlled by, or are under common control with Qualtrics and may include the executive officers, directors and significant shareholders of Qualtrics. In addition, sales of the Qualtrics Stock underlying the Qualtrics RSUs may be subject to any trading blackout periods and insider trading policy imposed by Qualtrics.
Tax-Related Risks With Respect to the Offer
If you are subject to Australian or other tax laws outside the U.S., there may be tax and social insurance consequences that may apply to you for tendering Fixed Value Rights and/or Existing RSUs in exchange for Qualtrics RSUs pursuant to this Offer. You should be certain to consult your own tax advisors to discuss these consequences. For additional information related to taxation in Australia, please reference Schedule A to this Offering Memorandum.

OFFERING MEMORANDUM
OFFER TO EXCHANGE FIXED VALUE RIGHTS AND/OR EXISTING RSUS FOR QUALTRICS RSUS

OFFERING MEMORANDUM
OFFER TO EXCHANGE FIXED VALUE RIGHTS AND/OR EXISTING RSUS FOR QUALTRICS RSUS
Section 1. Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan.
Upon the terms and subject to the conditions of this Offer, Qualtrics is offering to grant Qualtrics RSUs under the 2021 Plan in exchange for outstanding Fixed Value Rights and/or Existing RSUs that are properly tendered and not withdrawn by Eligible Employees in accordance with Section 3 (“Proper Tender of Fixed Value Rights and/or Existing RSUs”) (and not validly withdrawn in accordance with Section 4 (“Withdrawal Rights”)) before the Expiration Date and accepted for exchange by Qualtrics. The exchange will be on the basis of the Exchange Ratio and the Exchange Quotient determined as described herein. All outstanding Fixed Value Rights and/or Existing RSUs held by Eligible Employees are eligible to be tendered in this Offer.
Eligible Employees
You will be an “eligible employee” and thus be eligible to tender your Fixed Value Rights and/or Existing RSUs for exchange and cancellation, and to receive Qualtrics RSUs pursuant to this Offer if, on August 12, 2021, the date this Offer commenced, you were an employee of QAL and you continue to be an employee of QAL or Qualtrics or one of its other subsidiaries through the Expiration Date and the Grant Date and you have not previously been offered the opportunity to exchange outstanding Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs. We reserve the right to withdraw the Offer. If we withdraw the Offer, Eligible Employees will not be permitted to participate in the Offer and any attempt to surrender eligible Fixed Value Rights and/or Existing RSUs will not be accepted by us and such Fixed Value Rights and/or Existing RSUs will not be exchanged.
If, on the Grant Date, an employee who was an Eligible Employee as of the date this Offer commenced is no longer, or at any time during the period of this Offer was not, an Eligible Employee for any reason, including retirement, termination, voluntary resignation, layoff, death or termination due to long-term disability, that person will not be an Eligible Employee and will not be eligible to tender Fixed Value Rights and/or Existing RSUs for exchange and cancellation, or to receive Qualtrics RSUs, pursuant to this Offer. An Eligible Employee who is on an authorized leave of absence and is otherwise, as of the date this Offer is commenced and through the Grant Date, an Eligible Employee, will be eligible to participate in this Offer. Leave (including vacation and short-term leave) is considered “authorized” if it was approved in accordance with policies or practices of Qualtrics as determined by Qualtrics in its sole discretion.
Tendering Fixed Value Rights and/or Existing RSUs and receiving Qualtrics RSUs in exchange pursuant to this Offer does not confer upon you the right to remain an employee of QAL. The terms of your employment remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in the employ of QAL or Qualtrics or any of its other subsidiaries until the Grant Date or thereafter. If you voluntarily terminate your employment with QAL, or if QAL terminates your employment for any reason, before the Grant Date and you do not remain employed by Qualtrics or one of its other subsidiaries, even if you tendered Fixed Value Rights and/or Existing RSUs for exchange in this Offer prior to such termination, such tender will not be accepted and such Fixed Value Rights and/or Existing RSUs will not be exchanged. Your tendered Fixed Value Rights and/or Existing RSUs will be treated as if they had not been tendered, and you will not receive any Qualtrics RSUs in exchange for such tendered Fixed Value Rights and/or Existing RSUs. Your Fixed Value Rights and/or Existing RSUs will be subject to all their current terms, including vesting schedule.
Fixed Value Rights and/or Existing RSUs
Qualtrics is accepting for tender by Eligible Employees all Fixed Value Rights and/or Existing RSUs held by Eligible Employees. Please refer to the Election Site for the Qualtrics Exchange Program at the unique link sent to each Eligible Employee via email from Qualtrics on the date hereof. You can at any time access current information about your Fixed Value Rights, your Post-2018 Variable Awards and/or your SAP Plan Awards by going to https://shareworks.solium.com/.
In order to tender Fixed Value Rights and/or Existing RSUs, you must tender all outstanding Fixed Value Rights and/or Existing RSUs. Qualtrics is not accepting partial tenders or, to the extent you hold both Fixed Value Rights and/or Existing RSUs, tenders of one type of award without tenders of the other.
All Qualtrics RSUs granted pursuant to this Offer will be granted under the 2021 Plan. For all Qualtrics RSUs granted pursuant to this Offer, the recipient’s vesting rights will be contingent on the recipient’s continued employment through the applicable vesting dates and, except as specifically noted above, subject to the provisions of the 2021 Plan and the applicable Qualtrics RSU award agreement.
We filed a registration statement on Form S-8 with respect to the Qualtrics Stock underlying the Qualtrics RSUs issued in exchange for the Fixed Value Rights and/or Existing RSUs.
As of August 9, 2021, Fixed Value Rights eligible to be tendered in this Offer had an outstanding aggregate value of approximately $19.9 thousand and a weighted average remaining vesting period of 0.3 years. As of August 9, 2021, there were approximately 10.3 thousand Existing RSUs eligible to be tendered in this Offer with a weighted average remaining vesting period of 0.9 years.
Number of Qualtrics RSUs to be Issued in Exchange
If you validly tender Existing RSUs for exchange and cancellation, and such Existing RSUs are accepted and cancelled, pursuant to this Offer, the number of Qualtrics RSUs you will be entitled to receive will be determined by an exchange ratio of 4.2734 (the “Exchange Ratio”), which is the same ratio as in our IPO Exchange Offer. The Exchange Ratio is a fraction, the numerator of which is $128.2018, which was the average of the volume weighted average price of SAP Stock on Xetra for the final five full trading days prior to the January 27, 2021 expiration of the IPO Exchange Offer, and the denominator of which is $30.00 (the “Qualtrics IPO Stock Price”), which was the initial public offering price of Qualtrics Stock. For example, if you tender 1,000 Existing RSUs, you will receive 4,273 Qualtrics RSUs, with the same (subject to the effects of rounding for fractional amounts) aggregate intrinsic value in exchange.
If you validly tender Fixed Value Rights for exchange and cancellation, and such Fixed Value Rights are accepted and cancelled, pursuant to this Offer, the number of Qualtrics RSUs you will be entitled to receive will be determined by an Exchange Quotient, which is based on the Qualtrics IPO Stock Price, and the cash value of the Fixed Value Right you are tendering. The Exchange Quotient will be determined in a manner intended to provide for an exchange that maintains the intrinsic value of Fixed Value Rights tendered and Qualtrics RSUs granted (subject to the effects of rounding fractional amounts).
The Exchange Quotient will be determined by dividing the cash value of the Fixed Value Right by the Qualtrics IPO Stock Price. Therefore, if you have a Fixed Value Right with a value of $3,000, based on the Qualtrics IPO Stock Price of $30.00, the Exchange Quotient will be 100 and you will receive 100 Qualtrics RSUs, with the same (subject to the effects of rounding for fractional amounts) aggregate intrinsic value in exchange.
The number of Qualtrics RSUs that you receive in this Offer will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be granted for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.
Of the outstanding Fixed Value Rights and/or Existing RSUs held by Eligible Employees as of August 9, 2021, and based on the Exchange Ratio, the maximum number of shares of Qualtrics Stock underlying the Qualtrics RSUs that could be granted pursuant to this Offer is approximately 44.7 thousand, with a value of approximately $1.9 million.
Qualtrics’ Board makes no recommendation as to whether you should tender your Fixed Value Rights and/or Existing RSUs for exchange in the Offer, nor is any person authorized to make any such recommendation. Your decision as to whether or not to tender your Fixed Value Rights and/or Existing RSUs for exchange may be affected by the particular Fixed Value Rights and/or Existing RSUs which you hold.

Expiration Date
This Offer is scheduled to expire at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), unless we, in our sole discretion, extend the period of time during which this Offer will remain open.
See Section 13 (“Extension; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Offer.
Fractional Shares
Awards of Qualtrics RSUs will be calculated according to the Exchange Ratio or Exchange Quotient, as applicable, and, for each employee, will be rounded down to the nearest whole share. Accordingly, Qualtrics RSUs will not be issued for fractional shares, and you will not be compensated for any fractional shares you otherwise would have received.
2021 Qualtrics Employee Omnibus Equity Plan
The 2021 Plan allows for awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, non-employee directors and consultants.
Administration. The 2021 Plan is administered by the compensation committee of our Board of Directors (the “Compensation Committee”). The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards are granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan.
Eligibility. Persons eligible to participate in the 2021 Plan are those employees, non-employee directors and consultants, as selected from time to time by the Compensation Committee in its discretion.
Sale Event. The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, the 2021 Plan and all awards granted under the 2021 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not vested and/or exercisable immediately prior to the sale event will become fully vested and exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights may be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event or alternatively, we may make or provide for a payment to participants holding exercisable options and stock appreciation rights equal to the difference between the per share consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights. We may also elect to provide for payment in cash or in kind to holders of other awards equal to the per share consideration payable to stockholders in the sale event multiplied by the number of vested shares subject to the stock awards. No sale event will be deemed to have occurred for purposes of the 2021 Plan by virtue of any distribution by SAP America, Inc. of all or any portion of our Class B common stock in a transaction that is intended to be tax-free for U.S. federal income tax purposes.
Amendment. Our Board may amend or discontinue the 2021 Plan and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. The Compensation Committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants. Certain amendments to the 2021 Plan require the approval of our stockholders.

Section 2. Purpose of the Offer; Additional Considerations.
In connection with its 2019 acquisition of Qualtrics, SAP America, Inc. granted awards that are now Fixed Value Rights and Existing RSUs to employees of Qualtrics and its subsidiaries. In addition, SAP granted to its employees, including employees of Qualtrics and its subsidiaries, Existing RSUs subject to the terms of the “Move SAP Plan” and “Grow SAP Plan.” These awards are a key component of employee compensation and serve to align the interests of employees and stockholders and further enhance stockholder value. In connection with our initial public offering in January 2021 (the “IPO”), we conducted a voluntary exchange offer pursuant to which we offered our eligible employees worldwide the ability to exchange their existing Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs (the “IPO Exchange Offer”), but due to Australian laws and regulations, certain employees of QAL Technologies Pty Ltd, a proprietary limited company organized in Australia and a subsidiary of Qualtrics (“QAL”), were unable to participate in the IPO Exchange Offer. Unless otherwise provided herein, such employees of QAL are now eligible to participate in this Offer. In addition, in connection with the IPO, Qualtrics assumed all obligations for Fixed Value Rights and Existing RSUs.
Qualtrics is making this Offer to Eligible Employees for compensatory purposes. Restricted stock units are generally intended to help align the interests of a company’s employees with the interests of the company’s stockholders. Qualtrics Stock trades publicly and, accordingly, we intend to grant Qualtrics RSUs to Company employees on a going forward basis. Since Eligible Employees currently hold Fixed Value Rights and/or Existing RSUs, we believe it will aid the Company’s efforts to encourage ownership of the Company by personnel whose long-term employment and efforts are considered important to the Company’s continued progress, by allowing Eligible Employees to exchange their Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs. We believe that ownership by Eligible Employees of Qualtrics RSUs received in this Offer will serve as an effective tool to further align the interests of participants with those of Qualtrics’ stockholders’ by enabling the Qualtrics RSU recipients to have an economic stake in the Company’s success.
Eligible Employees who exchange their Fixed Value Rights and/or Existing RSUs, and do not otherwise own SAP Stock, will no longer have an interest in SAP and its possible future growth, and will no longer have a right to a fixed value cash payment, but instead will have an interest in Qualtrics and its possible future growth. As a result, such Eligible Employees will be subject exclusively to risks associated with an investment in Qualtrics, including any downside risk, and not risks associated with an investment in SAP.
Eligible Employees who do not exchange their Fixed Value Rights and/or Existing RSUs will continue to have an interest in SAP and its possible future growth and will be subject to the risks associated with an investment in SAP, including any downside risk. In addition, they will continue have a right to a fixed value cash payment. However, such Eligible Employees who otherwise receive Qualtrics RSUs or shares of Qualtrics Stock, will have an interest in Qualtrics and its possible future growth and will be subject to the risks associated with an investment in Qualtrics, including any downside risk.
Subject to the foregoing and except as otherwise disclosed in this Offer or in our filings with the SEC, we currently have no plans or proposals that relate to or would result in:

•any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Qualtrics;
•any purchase, sale or transfer of a material amount of our assets;
•any material change in our present dividend policy or our indebtedness or capitalization;
•any change in our Board or senior management, including a change in the number or term of our directors to fill any existing vacancies on our Board, or any change in an executive officer’s material terms of employment;
•any other material change in our corporate structure or business;
•Qualtrics Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•Qualtrics Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or
•any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition or control of us by any person.
WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR FIXED VALUE RIGHTS AND/OR EXISTING RSUS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR FIXED VALUE RIGHTS AND/OR EXISTING RSUS FOR EXCHANGE.
Section 3. Proper Tender of Fixed Value Rights and/or Existing RSUs.
To validly tender your Fixed Value Rights and/or Existing RSUs for exchange in this Offer, you must make your election to tender online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof. Such election must be made through the Election Site for the Qualtrics Exchange Program prior to 11:59 p.m., Mountain Time (or 3:59 p.m., Australian Eastern Time), on the Expiration Date.
If you made an election to tender Fixed Value Rights and/or Existing RSUs on the Election Site for the Qualtrics Exchange Program and you want to withdraw the Fixed Value Rights and/or Existing RSUs you marked for tender on the Election Site for the Qualtrics Exchange Program, you may, prior to 11:59 p.m., Mountain Time (or 3:59 p.m., Australian Eastern Time), on the Expiration Date, withdraw your tender of Fixed Value Rights and/or Existing RSUs by changing your election to tender online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof. You may only tender for exchange Fixed Value Rights and/or Existing RSUs.
If you elect to tender some, but not all, of your Fixed Value Rights and/or Existing RSUs, your election will not be accepted. If you elect to tender all, but then elect to withdraw some, but not all, of your Fixed Value Rights and/or Existing RSUs, your election to withdraw will not be accepted and you will still be deemed to have tendered all of your Fixed Value Rights and/or Existing RSUs.
Your Fixed Value Rights and/or Existing RSUs will not be considered tendered unless you receive confirmation on the Election Site for the Qualtrics Exchange Program that your elections have been made or until we receive the necessary documentation.
Determination of Validity; Rejection; Waiver of Defects; No Obligation to Give Notice of Defects
Qualtrics will determine, in its sole discretion, all questions as to the form of documents and the validity, form and eligibility, including time of receipt and acceptance, of any tender of Fixed Value Rights and/or Existing RSUs for exchange in this Offer. Qualtrics’ determination of these matters will be final and binding on all parties. Qualtrics reserves the right to reject any or all tenders of Fixed Value Rights and/or Existing RSUs that it determines are not in appropriate form or that it determines are unlawful to accept. Otherwise, we expect to accept for exchange and cancellation all properly and timely tendered Fixed Value Rights and/or Existing RSUs which are not validly withdrawn. Subject to applicable law, including Rule 13e-4 of the Exchange Act, we may also waive any of the conditions of this Offer or any defect or irregularity in any tender with respect to any particular eligible Fixed Value Rights and/or any particular Existing RSUs. Your tender of Fixed Value Rights and/or Existing RSUs will not be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. Neither we nor any other persons are obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

This is a one-time offer to exchange your Fixed Value Rights and/or Existing RSUs. This Offer will expire at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021). Qualtrics currently has no plans to repeat the same or a similar offer in the future.
Qualtrics’ Acceptance Constitutes an Agreement
Your tender of Fixed Value Rights and/or Existing RSUs for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance for exchange of your Fixed Value Rights and/or Existing RSUs tendered by you pursuant to this Offer will constitute a binding agreement between you and Qualtrics upon the terms and subject to the conditions of this Offer.
Subject to our rights to extend, terminate and amend this Offer, Qualtrics expects that we will accept for exchange on, and in any event promptly after, the Expiration Date, all Fixed Value Rights and/or Existing RSUs validly tendered and not validly withdrawn by Eligible Employees.
The award of Qualtrics RSUs pursuant to the Offer will not create any contractual or other right of the recipients to receive any future awards of stock options, restricted stock, restricted stock units or other stock rights or any right of continued employment.
Partial Tenders
Qualtrics will not accept partial tenders of Fixed Value Rights and/or Existing RSUs.

Section 4. Withdrawal Rights.
You may only withdraw your Fixed Value Rights and/or Existing RSUs tendered for exchange in accordance with the provisions discussed below.
You may withdraw all (but not less than all) of the Fixed Value Rights and/or Existing RSUs you tendered for exchange in this Offer. If your election to withdraw is with respect to only some but not all of your Fixed Value Rights and/or Existing RSUs, your election to withdraw will not be accepted and you will still be deemed to have tendered all of your Fixed Value Rights and/or Existing RSUs.
You may withdraw your tendered Fixed Value Rights and/or Existing RSUs at any time before 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), the currently scheduled Expiration Date of this Offer. If this Offer is extended by Qualtrics beyond that time, you may withdraw your tendered Fixed Value Rights and/or Existing RSUs at any time until the extended Expiration Date of this Offer. In addition, if Qualtrics has not accepted your Fixed Value Rights and/or Existing RSUs tendered for exchange before 11:59 p.m., Mountain Time, on October 8, 2021 (or 3:59 p.m., Australian Eastern Time, on October 9, 2021), the 40th business day following the commencement of this Offer, you may withdraw your Fixed Value Rights and/or Existing RSUs at any time thereafter. For purposes of this Offer, a “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Time.
To validly withdraw Fixed Value Rights and/or Existing RSUs tendered for exchange, you must, prior to the time this Offer expires, change your election online through the Election Site for the Qualtrics Exchange Program at the unique link sent to you via email from Qualtrics on the date hereof.
You may not rescind any withdrawal, and any Fixed Value Rights and/or Existing RSUs you withdraw will thereafter be deemed not properly tendered for purposes of this Offer, unless you properly re-tender those Fixed Value Rights and/or Existing RSUs before the Expiration Date by following the procedures described above in Section 3 (“Proper Tender of Fixed Value Rights and/or Existing RSUs”).
Neither Qualtrics nor any other persons are obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. Qualtrics will determine, in its sole discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Qualtrics’ determination of these matters will be final and binding.

Section 5. Delivery of Qualtrics RSUs.
Qualtrics reserves the right to extend, postpone, amend or terminate this Offer. However, Qualtrics expects that, upon the terms and subject to the conditions of this Offer, on, and in any event promptly after, the Expiration Date, we will accept for exchange and cancel all validly tendered Fixed Value Rights and/or Existing RSUs that have not been validly withdrawn. If and when Qualtrics accepts for exchange and cancellation your properly tendered and not withdrawn Fixed Value Rights and/or Existing RSUs, you will have no further rights with respect to those cancelled Fixed Value Rights and/or Existing RSUs. As promptly as practicable after we accept tendered Fixed Value Rights and/or Existing RSUs for exchange and cancellation, we will send each tendering employee a notice indicating the number of Fixed Value Rights and/or Existing RSUs tendered for exchange that have been accepted and cancelled and the number of Qualtrics RSUs granted in exchange for such Fixed Value Rights and/or Existing RSUs. You will only receive Qualtrics RSUs for Fixed Value Rights and/or Existing RSUs properly tendered and not withdrawn which have been accepted for exchange and cancellation pursuant to this Offer, and which are outstanding as of the Grant Date.
If Qualtrics does not accept any Fixed Value Rights and/or Existing RSUs tendered for exchange, you will keep all of your current Fixed Value Rights and/or Existing RSUs and you will not receive Qualtrics RSUs. No changes will be made to your existing Fixed Value Rights and/or Existing RSUs, and they will remain outstanding with their current terms, including the vesting schedule.
For purposes of this Offer, Qualtrics will be deemed to have accepted for exchange Fixed Value Rights and/or Existing RSUs that are validly tendered for exchange and not properly withdrawn if and when we give written notice of our acceptance for exchange of such Fixed Value Rights and/or Existing RSUs, which may be by press release or other permitted means. Qualtrics RSUs will be granted pursuant to this Offer on or promptly after the date of such acceptance, which Qualtrics expects will be on, and in any event promptly after, the Expiration Date. Promptly following the Expiration Date, Qualtrics will publicly disclose the approximate aggregate number of Existing RSUs canceled in this Offer and the approximate value of the Fixed Value Rights cancelled in this Offer, the Grant Date and the approximate aggregate number of Qualtrics RSUs granted in the exchange.
Fixed Value Rights and/or Existing RSUs that you choose not to tender for exchange or that Qualtrics does not accept for exchange will remain outstanding until they are forfeited or settled by their terms and will retain their current vesting schedule and other rights and benefits.

Section 6. Conditions to Completion of the Offer.
Qualtrics will not be required to accept any Fixed Value Rights and/or Existing RSUs tendered for exchange, and Qualtrics may terminate or amend this Offer, or postpone the acceptance and cancellation of any Fixed Value Rights and/or Existing RSUs tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time before its acceptance of Fixed Value Rights and/or Existing RSUs tendered for exchange pursuant to this Offer, Qualtrics determines that any of the following events has occurred and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with this Offer or to accept for exchange Fixed Value Rights and/or Existing RSUs tendered for exchange pursuant to this Offer:

•any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the cancellation of some or all of the Fixed Value Rights and/or Existing RSUs tendered for exchange, the issuance of Qualtrics RSUs, or otherwise relates in any substantial manner to this Offer;

•any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or Qualtrics, by or from any court or any regulatory or administrative authority, agency or tribunal or any other event has occurred that would, in the reasonable judgment of Qualtrics:

i.make the acceptance of or exchange of some or all of the tendered Fixed Value Rights and/or Existing RSUs, or make the award of Qualtrics RSUs, illegal;

ii.require that Qualtrics obtain stockholder approval in respect of this Offer;

iii.delay or restrict Qualtrics’ ability, or render Qualtrics unable, to accept for exchange, or grant Qualtrics RSUs for some or all of the tendered Fixed Value Rights and/or Existing RSUs, or otherwise restrict or prohibit consummation of this Offer or the transactions contemplated by this Offer; or

iv.materially and adversely affect the business, condition (financial or other), income, operations or prospects of Qualtrics, or otherwise materially impair in any way the contemplated future conduct of Qualtrics’ businesses;

•any general suspension of trading in securities on any national securities exchange or in the over-the-counter market;

•the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

•a tender or exchange offer with respect to some or all of Qualtrics’ capital stock, or a merger or acquisition proposal for Qualtrics, is proposed, announced or made by another person or entity or is publicly disclosed.

These conditions are for Qualtrics’ benefit. Qualtrics may assert any of these conditions in its sole discretion regardless of the circumstances giving rise to them prior to Qualtrics’ acceptance for exchange and cancellation of Fixed Value Rights and/or Existing RSUs tendered pursuant to this Offer. Qualtrics may in its sole discretion waive any of the above conditions, in whole or in part, at any time and from time to time, prior to their acceptance for exchange and cancellation of Fixed Value Rights and/or Existing RSUs tendered pursuant to this Offer, whether or not they waive any other condition to this Offer. Qualtrics’ failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination Qualtrics make concerning the events described above will be final and binding upon everyone.
Section 7. Price Range of Our Class A Common Stock and SAP Ordinary Shares.
Qualtrics Class A Common Stock
The Class A common stock underlying the Qualtrics RSUs has been trading on Nasdaq under the symbol “XM” since January 28, 2021. The following table sets forth the high and low per share sales prices of our Class A common stock on Nasdaq during the periods indicated.

Year Ending December 31, 2021
First quarter (from January 28 to March 31)	$57.28	$31.32
Second quarter	$43.51	$29.36
Third quarter (through August 11, 2021)	$44.34	$33.11

As of June 30, 2021, we had 4 stockholders of record, 91,035,764 shares of our Class A common stock were issued and outstanding and 423,170,610 shares of our Class B common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 11, 2021, the closing price for our Class A common stock as reported on Nasdaq was $43.80 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether or not to tender your Fixed Value Rights and/or Existing RSUs for exchange.
The price of our Class A common stock may be volatile and could decline. The trading price of our Class A common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.
Eligible Employees may ascertain the current market price of our Class A common stock at the Nasdaq website. The AUD equivalent of that price can be obtained at the Reserve Bank of Australia website. Please note that this is not a prediction of what the market price of our Class A common stock will be on any applicable vesting date or when issued (or at any other time), or of the applicable exchange rate at such time.
SAP Ordinary Shares
Shares of SAP Stock are quoted on Xetra, the electronic dealing platform of Deutsche Boerse AG under the symbol “SAP.” The following table sets forth the high and low per share sales prices of SAP Stock on Xetra during the periods indicated.

	Xetra (EUR)
	High	Low
Fiscal Year ended December 31, 2019
First Quarter	103.00	84.31
Second Quarter	120.76	98.38
Third Quarter	124.38	104.00
Fourth Quarter	124.72	103.34
Fiscal Year ended December 31, 2020
First Quarter	129.44	87.63
Second Quarter	125.50	97.23
Third Quarter	142.26	123.86
Fourth Quarter	135.62	89.93
Fiscal Year ending December 31, 2021
First Quarter	111.94	100.46
Second Quarter	121.10	104.70
Third Quarter (through August 11, 2021)	127.36	115.18
On August 11, 2021, the last reported sale price of SAP Stock on Xetra was $145.39 per share, converted at an exchange rate of 0.8518 Euro to 1.00 U.S. dollar, which was the exchange rate as published by the Wall Street Journal for that date.

Based on the last reported share price of SAP Stock, if calculated as of the date hereof, the Exchange Ratio would be 4.8895. See Section 1 (“Eligible Employees; Fixed Value Rights and/or Existing RSUs; Number of Qualtrics RSUs to be Issued in Exchange; Expiration Date; Fractional Shares; 2021 Qualtrics Employee Omnibus Equity Plan”) for more information on the Exchange Ratio. We recommend that you obtain current market quotations for SAP Stock and consider that in connection with the Exchange Ratio and the price of our Class A common stock before deciding whether or not to tender your Fixed Value Rights and/or Existing RSUs for exchange.
The price of SAP Stock may be volatile and could decline. The trading price of SAP Stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.
Section 8. Information Concerning Qualtrics; Financial Information.
Information Concerning Qualtrics.
Qualtrics has pioneered a new category of software, experience management, or XM, which enables organizations to succeed in today’s experience economy. Our XM Platform helps organizations both design and improve the experiences that turn their customers into fanatics, employees into ambassadors, products into obsessions, and brands into religions.

We were formed in 2002 as Qualtrics Labs, Inc. In 2012, Qualtrics, LLC, a Delaware limited liability company, was established as a new parent company for our operating business. In September 2014, we incorporated Qualtrics International Inc. in Delaware. Through a corporate restructuring in September 2014, Qualtrics, LLC became a wholly owned subsidiary of Qualtrics International Inc. In January 2019, we were acquired by SAP America, Inc., a wholly owned subsidiary of SAP SE, a multinational corporation that is headquartered in Walldorf, Germany. In January 2021, we completed our IPO. Following the IPO, SAP continues to be our controlling shareholder.

Our principal executive offices are located at 333 West River Park Drive, Provo, Utah 84604, and our telephone number is 385-203-4999. Our website address is www.qualtrics.com. Information contained on, or that can be accessed through, our website does not constitute part of, and is not incorporated into, this Offer.
Financial Information.
A summary of certain financial information is attached as Schedule B to this Offering Memorandum and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K (File No. 001-39952) for the year ended December 31, 2020, filed with the SEC on March 9, 2021 and our Quarterly Reports on Form 10-Q (File No. 001-39952) for the quarters ended March 31, 2021, filed with the SEC on May 6, 2021, and June 30, 2021, filed with the SEC on August 3, 2021 (the “Quarterly Reports”), which are incorporated herein by reference.
Additional Information.
For more information about Qualtrics, please refer to our Annual Report, our Quarterly Reports and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Fixed Value Rights and/or Existing RSUs. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.
The address and business telephone of each executive officer and director of the Company is:
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Telephone: (383) 203-4999
The executive officers and directors of the Company as of July 31, 2021 are set forth in the following table:

Name	Position
Executive Officers:
Ryan Smith	Founder, Executive Chair and Director
Zig Serafin	Chief Executive Officer and Director
Chris Beckstead	President and Board Observer
Rob Bachman	Chief Financial Officer
John Thimsen	Chief Technology Officer
Bill McMurray	Chief Revenue Officer

Non-Employee Directors:
Egon Durban	Director
Sindhu Gangadharan	Director
Christian Klein	Director
Luka Mucic	Director
Donald (DJ) Paoni	Director
Scott Russell	Director
Kelly Steckelberg	Director

Our executive officers and members of our Board are not eligible to participate in this Offer. Accordingly, none of these individuals are Eligible Employees, and they do not hold any Fixed Value Rights and/or Existing RSUs.
Except as otherwise described in this Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 5, 2021, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 9, 2021 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, filed on May 6, 2021, and June 30, 2021, filed with the SEC on August 3, 2021, and other than outstanding equity awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans, which are described in the Definitive Proxy Statement and in the notes to our consolidated financial statements as set forth in the above-referenced Annual and Quarterly Reports, neither we nor, to our knowledge, any of our executive officers or directors, any person controlling us or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
During the past 60 days, we have not granted any other Fixed Value Rights or Existing RSUs and no Fixed Value Rights or Existing RSUs have been settled. Neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, have engaged in transactions involving the Fixed Value Rights or Existing RSUs during the past 60 days.

Section 10. Accounting Treatment.

In connection with this Offer, holders of Fixed Value Rights and/or Existing RSUs may elect to either (1) retain their existing awards or (2) replace their existing awards with Qualtrics RSUs. The Qualtrics RSUs will have equivalent time-based vesting conditions as the tendered awards.
Modification accounting is not expected to be required for Fixed Value Rights and/or Existing RSUs that are not tendered in the exchange. Modification accounting will be required for Fixed Value Rights and/or Existing RSUs that are tendered in the exchange as such liability-classified awards will be reclassified as equity awards. As of the modification date, the Company will adjust the liability-classified awards to their fair value with an offsetting adjustment to compensation cost based on the portion of the requisite service period that has elapsed and will then reclassify the liability to equity. Incremental compensation cost, if any, will be measured to the extent the fair value of the Qualtrics RSUs exceeds the fair value of the Fixed Value Rights and/or Existing RSUs that were exchanged, both measured as of the modification date. Any remaining unrecognized cost, including any incremental cost, will no longer be subject to re-measurement each reporting period and will be recognized over the remaining requisite service period.
The number of Qualtrics RSUs issued will be based on an adjustment formula. The exchange ratio that will be used for the conversion of Existing RSUs is a fraction, the numerator of which is $128.2018 and the denominator of which is the Qualtrics IPO Stock Price. The exchange quotient that will be used for the conversion of Fixed Value Rights is a fraction, the numerator of which is the cash value of the Fixed Value Right and the denominator of which is the Qualtrics IPO Stock Price.
Section 11. Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to this Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Fixed Value Rights and/or Existing RSUs for exchange and grant of Qualtrics RSUs as contemplated by this Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of this Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under this Offer to accept tendered Fixed Value Rights and/or Existing RSUs for exchange and to grant Qualtrics RSUs would be subject to achieving such compliance or obtaining any such governmental approval or other action.
Section 12. Material Non-U.S. Tax Consequences.
If you are a citizen or tax resident of, or otherwise subject to the tax laws of, Australia, please see Schedule A to this Offer to Exchange for a general summary of certain material income tax and other tax consequences of participating in the Offer in Australia. In addition, if you are a resident of, or taxpayer in any country other than Australia or of more than one country (whether or not Australia), you should be aware that there might be additional or different tax consequences that may apply to you.
We recommend that you consult your own tax advisor with respect to the country, state and local tax consequences of participating in this Offer.
Section 13. Extension; Termination; Amendment.
Qualtrics may, from time to time, extend the period of time during which this Offer is open and delay accepting any Fixed Value Rights and/or Existing RSUs tendered to us by disseminating notice of the extension to holders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If this Offer is extended, Qualtrics will provide appropriate notice of the extension no later than 9:00 a.m., Mountain Time, on the next business day following the previously scheduled Expiration Date.
Qualtrics also expressly reserves the right, in its reasonable judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone their acceptance and cancellation of any Fixed Value Rights and/or Existing RSUs tendered for exchange upon the occurrence of any of the conditions specified in Section 6 (“Conditions to Completion of the Offer”) by disseminating notice of the termination or postponement to Eligible Employees by public announcement, oral or written notice or otherwise as permitted by applicable law. Qualtrics’ reservation of the right to delay acceptance and cancellation of Fixed Value Rights and/or Existing RSUs tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires payment of the consideration offered or return of the Fixed Value Rights and/or Existing RSUs tendered promptly after termination or withdrawal of the tender offer.
Subject to compliance with applicable law, Qualtrics further reserves the right, in its sole discretion, and regardless of whether any event set forth in Section 6 (“Conditions to Completion of the Offer”) has occurred or is deemed by us to have occurred, to amend this Offer in any respect. We will notify you of any such amendment and Qualtrics will file with the SEC an amendment to the Tender Offer Statement on Schedule TO (the Schedule TO originally filed with the SEC on August 12, 2021, as the same may be amended or supplemented from time to time, the “Schedule TO”).
Amendments to this Offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. Any notice pursuant to this Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform them of such change. Qualtrics has no obligation to publish, advertise or otherwise communicate any such public announcement except by making a press release or as otherwise required or permitted by applicable law.
If Qualtrics materially changes the terms of this Offer or the information concerning this Offer, or if they waive a material condition of this Offer, we will extend this Offer to the extent required by the SEC. The period by which this Offer will be extended in such a case will depend on the facts and circumstances, including the relative materiality of such terms or information.
If Qualtrics decides to take any of the following actions, they will publish notice or otherwise inform you in writing of such action and keep this Offer open for at least ten (10) business days after the date of such notification:
(1)Qualtrics changes the consideration offered for the Fixed Value Rights and/or Existing RSUs; or
(2)Qualtrics decreases the number of Fixed Value Rights and/or Existing RSUs eligible to be tendered in this Offer.
Section 14. Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Fixed Value Rights and/or Existing RSUs pursuant to this Offer. You will be responsible for any expenses that you incur in connection with your election to participate in this Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with this Offer.
No broker, dealer, commercial bank, trust company or similar institution shall be deemed to be the agent of Qualtrics for purposes of this Offer.

Section 15. Additional Information.
With respect to this Offer, we have filed the Schedule TO, as may be amended, of which this Offer is a part. This Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Fixed Value Rights and/or Existing RSUs, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 5, 2021;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 6, 2021 and our our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 3, 2021;
•our Current Reports on Form 8-K filed with the SEC on May 25, 2021, July 29, 2021, and August 3, 2021; and
•the description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 27, 2021, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.
We will also promptly provide without charge to each Eligible Employee to whom we deliver a copy of the Offer to Exchange, the related Terms of Election and the Offering Memorandum, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to legal-equity@qualtrics.com.
The information about us contained in this Offer should be read together with the information contained in the documents to which we have referred you.
Section 16. Miscellaneous.
This Offer and our SEC reports referred to above include forward-looking statements. Words such as as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.
WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2020 AND OUR QUARTERLY REPORTS FOR THE QUARTERS ENDED MARCH 31, 2021 AND JUNE 30, 2021 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR FIXED VALUE RIGHTS AND/OR EXISTING RSUS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS

CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

GUIDE TO TAX ISSUES IN AUSTRALIA

This summary is given for informational purposes only and should not be relied upon as being either complete or conclusive. Please note that SAP and Qualtrics are not providing you with, and will not provide you with, any personal advice or tax advice in relation to this voluntary Offer. For definitive advice, you should consult your own tax advisors regarding the tax consequences and effects of participating in the Offer.
Introduction
This summary provides an overview of the key Australian tax issues for employees who are granted Qualtrics RSUs and is based on the Australian tax laws and practices of the Australian Taxation Office (ATO) applicable as of June 2021.
This taxation summary only applies in relation to employees who:
•are Australian residents for tax purposes at all relevant times; and
•at the time of the grant of Qualtrics RSUs, are employed by Qualtrics or a subsidiary (as that term is defined in the Corporations Act 2001) of Qualtrics.
Taxation implications
Exchange of existing awards and grant of Qualtrics RSUs
No tax should be payable on the exchange of existing awards pursuant to the Offer.
No tax is payable at the time Qualtrics RSUs are allocated, as Qualtrics RSUs should be eligible for tax deferral under the employee share scheme (ESS) provisions of the ITAA 1997.
Deferred taxing point
A deferred taxing point will occur under the ESS provisions at the earlier of:
•When you receive Qualtrics Stock following the vesting of Qualtrics RSUs and any sale restrictions are lifted, which will generally be the start of the following trading window in accordance with the Company’s Trading Compliance Policy; and

•cessation of employment, to the extent you retain Qualtrics RSUs on which you have not had an earlier taxing point.

(referred to as the deferred taxing point)

However, if you dispose of the shares within 30 days of the deferred taxing point, then you are required to include the net amount you receive on the disposal in your tax return for the income year in which the disposal occurs.
Soon after the end of each tax year, Qualtrics will provide you with a statement which identifies the assessable amount to be included in your tax return for the year in respect of the Qualtrics RSUs. Qualtrics will also provide this assessable amount to the ATO. You are responsible for paying any taxes due. If you sold your Qualtrics Stock within 30 days of the deferred taxing point, there may be a difference between the sale proceeds and the assessable amount Qualtrics notifies to the ATO.

On the disposal of the shares
If you dispose of the Qualtrics Stock outside of the 30-day period following the deferred taxing point, then the capital gains tax rules will generally apply.
The amount that you first included in your tax return becomes your cost base in the Qualtrics Stock for capital gains tax purposes. Any increase or decrease in value from that point on will be treated as a capital gain or capital loss in the year in which you dispose of the Qualtrics Stock. If more than 12 months elapses between the deferred taxing point and disposition of Qualtrics Stock, there will be a capital gains tax discount of 50% on any net capital gain, after the amount is offset by capital losses.
Capital losses can only offset capital gains, and are not allowable as deductions to offset other types of income (e.g., salary or wage income). If there are insufficient capital gains in the year in which the capital loss is made, the unused part of the capital loss can be carried forward indefinitely to later years until there is a capital gain for it to be offset against.
Qualtrics will not be tracking the capital gain or loss for you. The onus is on you to correctly include the capital gain or loss in the tax return for the year in which the Qualtrics Stock is sold.
On cessation of employment
If you cease to be an employee of Qualtrics prior to a deferred taxing point and you retain your Qualtrics RSUs, then a taxing point will arise at that time. The value of the Qualtrics RSUs will need to be included in your tax return for the income year that you cease employment. If the Qualtrics RSUs expire prior to vesting, you are deemed to have never been granted the Qualtrics RSUs and can apply for a refund of tax paid in respect of the cessation of employment.

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, the unaudited financial information included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021 and the unaudited financial information included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021.
The following tables set forth the Company’s summary historical consolidated financial data for the fiscal years ended December 31, 2020 and December 31, 2019 and the six month periods ended June 30, 2021 and 2020, and the Company’s financial position as of such dates. This financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the related notes filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. The consolidated statements of operations data for the fiscal years ended December 31, 2020 and December 31, 2019 and the consolidated balance sheet data as of December 31, 2020 and December 31, 2019 are derived from our audited consolidated financial statements and the related notes filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The consolidated statements of operations data for the fiscal quarters ended June 30, 2021 and 2020 and the consolidated balance sheet data as of June 30, 2021 are derived from our unaudited consolidated financial statements and the related notes filed as part of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. Financial data for the six month periods ended and as of June 30, 2021 and 2020 are unaudited and, in the opinion of the Company’s management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year. You should refer to Section 15 of the Offering Memorandum, “Additional Information,” for information on how you can obtain copies of our SEC filings.
The Company had a book value per share of $0.07 as of June 30, 2021.

(in thousands, except share and per share data)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Statement of Operations Data	(unaudited)	(unaudited)
Revenue:
Subscription	$391,434	$266,741	$575,397	$430,038
Professional services and other	96,554	90,366	188,125	161,117
Total revenue	487,988	357,107	763,522	591,155
Cost of revenue:
Subscription	42,063	30,612	62,671	67,982
Professional services and other	84,481	67,386	135,816	117,509
Total cost of revenue	126,544	97,998	198,487	185,491
Gross profit	361,444	259,109	565,035	405,664
Operating expenses:
Research and development	142,677	106,920	212,795	242,124
Sales and marketing	287,876	219,767	431,794	440,325
General and administrative	401,134	94,494	175,499	717,363
Total operating expenses	831,687	421,181	820,088	1,399,812
Operating loss	(470,243)	(162,072)	(255,053)	(994,148)
Other non-operating income (expense), net	(2,931)	73	(972)	(486)
Loss before income taxes	(473,174)	(161,999)	(256,025)	(994,634)
(Benefit) provision for income taxes	(9,833)	10,340	16,477	12,999
Net loss	$(463,341)	$(172,339)	$(272,502)	$(1,007,633)

	Six Months Ended June 30,		Year Ended December 31,	January 23, 2019 through December 31,
	2021	2020	2020	2019
Net loss per share attributable to common stockholder, basic and diluted	$(0.93)	$(0.41)	$(0.64)	$(1.76)
Weighted-average Class A and Class B shares used in computing net loss per share attributable to common stockholder, basic and diluted	497,970,385	423,170,610	423,334,994	423,170,610

(in thousands)	As of June 30,	As of December 31,
	2021	2020	2019
Balance Sheet Data	(unaudited)
Cash and cash equivalents	$635,149	$203,891	$42,467
Working capital (deficit)(1)	828,169	119,689	(111,203)
Total assets	$1,434,076	$1,039,055	$603,284
Total deferred revenue	509,328	501,115	386,784
Note payable	502,869	—	—
Accumulated deficit	(1,862,108)	(1,398,767)	(1,126,265)
Total equity (deficit)	35,265	(268,902)	(540,520)
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(1) Working capital (deficit) is defined as current assets less current liabilities, excluding current deferred revenue. See our audited consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.